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AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AGREEMENT made and entered into as of July 19, 2005 by and between InfoByPhone, Inc., a Delaware corporation (the "Company"), and Darryl Cohen ("Executive").

WITNESSETH

WHEREAS, the Company is a development stage communications technology company, dedicated to optimizing the use of mobile cellular devices to improve individual productivity and efficiency, providing users with easier access to information regardless of location through its AskMeNow™ service (the "Service"). The Service is a brand new mobile information content service that provides the answer to virtually any question one can ask from anywhere and at any time. (the "Business");

WHEREAS, the Executive provides expertise in business management; and

WHEREAS, the Company desires to enter into this Employment Agreement with the Executive and the Executive desires to be employed by the Company on the terms and conditions set forth in this Employment Agreement.

NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual covenants herein contained, hereby agree as follows:

1 Term of Employment.

Subject to the terms and conditions hereinafter set forth, the Company shall employ Executive and Executive shall be employed by the Company, for an employment term commencing as of the date hereof and terminating three years from the date hereof unless sooner

terminated pursuant to the provisions of Paragraph 8 hereof (the "Initial Term").

2. Scope of Employment. During the Term, Executive shall be employed as President and Chief Executive Officer of the Company and shall perform such duties customarily expected to be performed by such officer. In addition, Executive shall faithfully render and perform such other reasonable executive and managerial services as may be assigned to him, from time to time, by or under the authority of the Board of Directors of the Company or of Ocean West Holding Corporation (the "Parent"). Executive will devote his full working time and efforts to the business and affairs of the Company, as now or hereafter conducted, except as set forth below, and shall be at all times subject to the direction and control of the Board of Directors of the Company or of the Parent. Executive shall render such services to the best of his ability and shall use his best efforts to promote the best interests of the Company. Executive will not engage in any capacity or activity which is, or reasonably may be, contrary to the welfare, interest or benefit of the business now or hereafter conducted by the Company. Notwithstanding the foregoing, Executive may devote such amount of time as may reasonably be required for business activities he was engaged in prior to the commencement of this Agreement.

3. Compensation.

(a) As full compensation for all services provided for herein, the Company will pay, or cause to be paid, to Executive, and Executive will accept, a base salary (as increased from time to time, the "Base Salary") during the Term at an annual rate of not less than One Hundred and Ten Thousand Dollars and 00/100 ($110,000.00), provided that as of each anniversary of the date of this Agreement, the Base Salary shall be increased by an amount equal to the annual percentage increase in the "All-Urban" consumer price index published by the United States Bureau of Labor Statistics for the immediately preceding 12-month period (or, if

such index is no longer published, by an amount equal to the annual percentage increase in the most closely comparable index). The Board of Directors shall review Executive's performance annually and may, in its sole discretion, increase the Base Salary by an amount greater than that provided for in the preceding sentence. The Base Salary shall be paid in regular installments in accordance with the Company's usual paying practices, but not less frequently than monthly.

(b) In conjunction with the execution of this Agreement, the Executive shall also be granted two hundred thousand (200,000) options to purchase stock of the Company ("Options") upon the terms set forth in the Option Agreement between the Company and Executive to be dated July 20, 2005.

(c) During the Term of this Agreement, the Executive shall also have use of an automobile owned or leased by the Company or if leased by the Executive ("Executive's Company Car"). Executive shall also be entitled to reimbursement of costs related to the use by Executive of Executive's Company Car, including, but not limited to, insurance, repairs, maintenance, mileage charges and fuel costs, reasonably incurred on the Company's behalf, upon submission of a detailed accounting for such car expenses by Executive to the Company in accordance with the Company's expense reimbursement policy and procedures then in effect.

(d) In addition to the compensation set forth in subparagraphs (a) and (b) of this Paragraph 3, at the end of each 12 months from the date of commencement, Executive shall be entitled to receive an annual incentive bonus, which amount shall be determined by the Board of Directors.

The Base Salary and any bonus payments will be subject to such deductions by the Company as the Company is from time to time required to make pursuant to law, government regulations or order or by agreement with, or consent of, Executive. Such payments may be

made by check or checks of the Company or any of its parent, subsidiaries or affiliates as the Company may, from time to time, find proper and appropriate.

4. Vacation. During the Term, Executive shall be entitled to four (4) weeks of vacation per annum.

5. Benefits.

(a) During the Term, Executive shall be entitled to participate in all group insurances as are presently being offered by the Company or which may hereafter, during the Term, be offered to its executive and/or non-executive employees on a company wide basis (including group life insurance, group disability insurance, group medical and hospitalization plans, pension and profit sharing plans). During the Term, Executive shall be entitled to medical and hospitalization coverage for himself, his spouse, and dependents (including prescription drug coverage) pursuant to which he currently has coverage. In the event the Company fails to provide such coverage, or such coverage is otherwise unavailable, then the Company shall provide Executive, his spouse, and dependents with at least equivalent coverage (including healthcare provider choices, deductibles, co-pays, etc.).

(b) The Company shall use its best efforts to obtain and maintain for the Term of this Agreement "key man" term life insurance on the life of Executive in the amount of $3,000,000, the first $2,000,000 of which shall be payable to the Corporation as beneficiary and the balance of which shall be payable to Executive's designee(s). Executive shall have the right to change Executive's designee(s), at Executive's sole discretion, subject to the provisions of the applicable insurance policy. The entire premium expense for such life insurance shall be paid by the Company.

(c) From and after the date of this Employment Agreement, the terms "compensation" as used in any pension or profit sharing plan maintained by the Company shall include only the Base Salary (exclusive of any bonus payments) payable hereunder, unless the plan or applicable law provides otherwise.

6. Expenses. Executive shall be entitled to reimbursement by the Company for reasonable expenses actually incurred by him on its behalf or on behalf of the Parent in the course of his employment by the Company, upon the presentation by Executive, from time to time, of an itemized account of such expenditures together with such vouchers and other receipts as the Company may request, in accordance with Company policy and Internal Revenue Service regulations.

7. Termination.

(a) Disability. If, during the Term, Executive shall be unable, for a period of more than six (6) consecutive months or for periods aggregating more than twenty-six (26) weeks in any fifty-two (52) consecutive weeks to perform the services provided for herein as a result of illness, incapacity or a physical or other disability of any nature, the Company may, upon not less than thirty (30) days' written notice, terminate Executive's employment and the Term hereunder.

Executive shall be considered unable to perform the services provided for herein if he is unable, with or without reasonable accommodation, to attend to the essential duties required of him.

(b) Death. If Executive shall die during the Term, Executive's employment hereunder and the Term shall terminate upon Executive's death. Executive's estate shall continue to receive the compensation specified in Paragraph 4 hereof until 6 months after the end

of the month in which Executive's death occurs. Medical and hospitalization insurance coverage, as provided for in Paragraph 6(a), will continue for Executive's spouse and dependents for a period of twelve (12) months thereafter, without prejudice to the rights of his spouse and dependents) under Section 4980B of the Internal Revenue Code.

(c) For Cause. In addition to the provisions for the cancellation and/or termination hereof hereinabove provided, the Company may, at any time and in its sole discretion, terminate and/or cancel the Term and this Employment Agreement for cause (as hereinafter defined) by sending written notice to the Executive of its intention to so cancel and/or terminate. Cancellation and/or termination under this paragraph shall become effective within ten (10) business days of Executive's receipt of the notice provided for under this paragraph.

For purposes of this Employment Agreement, "cause" shall be defined to mean: (i) fraud, dishonesty or similar malfeasance; (ii) substantial refusal to comply or default in complying with the reasonable, ethical, and lawful directions of the Board of Directors of the Company or the Parent, and/or failure to comply with or perform any of the material terms and/or obligations of this Employment Agreement and such refusal, default or failure continues for a period of more than ten (10) days after receipt by Executive of written notice from the Company setting forth in reasonable detail the activity by Executive which the Company deems to be cause for termination of this Employment Agreement; (iii) Executive's repeated and intemperate use of alcohol or illegal drugs after written notice from the Company that such use, if continued, will result in termination of Executive's employment; (iv) Executive's conviction of a felony involving personal dishonesty, moral turpitude, or willfully violent conduct; or, (v) Executive materially breaching any provision of this Employment Agreement, which breach continues for a period of more than ten (10) days after receipt by Executive of written notice

from the Company setting forth in reasonable detail the breach by Executive which the Company deems to be cause for termination of this Employment Agreement.

(d) Resignation for Good Reason. Executive's employment and the Term may be terminated by Executive for "Good Reason" if any of the following occurs without Executive's written consent:

(i) a substantial and adverse alteration of Executive's position, duties, and responsibilities under this Agreement such that they are no longer consistent with the position, duties, and/or responsibilities of an executive level employee;

(ii) a material breach of this Agreement by the Company or the Parent;

(iii) a change in Executive's principal place of employment to a location at least twenty (20) miles from the California offices;

(iv) a material and adverse change in the compensation and benefits provided to Executive under this Agreement; and/or

(v) the Company materially breaches the Securities Exchange Agreement and Plan of Reorganization ("Exchange Agreement").

In order to be eligible for the severance benefits referred to in Paragraph 7(f) below, Executive shall be required to provide the Company with written notice of Good Reason to resign within twenty (20) days after Executive becomes aware of the circumstances constituting Good Reason. The Company shall have a period of ten (10) days after Executive provides such written notice within which to take measures to correct the circumstances constituting Good Reason. Should Executive fail to provide twenty (20) days written notice of Good Reason and/or should the Company correct the

circumstances within ten (10) days after receiving written notice from the Executive, Good Reason for Executive's resignation shall cease to exist.

(e) Change of Control.

In the event of a change of control (as defined below) of the Company, the Employee shall continue to serve the Company in the same capacity and have the same authority, responsibilities and status as he had as of the date immediately prior to the change of control. Following a change of control, the Employee's services shall be performed at such location as may be mutually agreed upon between the Company and the Employee. For the purposes of this Agreement, a "change of control" shall be deemed to have occurred when:

(a) an individual or a group of individuals acting together acquire twenty-five percent (25%) or more of the issued and outstanding capital stock of the Company (whether by merger, consolidation or issuance, sale or transfer of the Company's capital stock);

(b) the sale of the Company to one or more parties (none of which either owns more than 5% of the issued and outstanding capital stock of the Company or is an affiliate of the Company), pursuant to which such party or parties acquire all or substantially all of the Company's assets or any reorganization, merger, or consolidation of all or substantially all of the assets of the Company; or

(c) individuals who today constitute the Board of Directors (hereinafter "Continuing Directors") cease to be at least a majority of the Board. For purposes of this subsection Continuing Directors shall mean (i) the Directors

of the Company on July 19, 2005; and (ii) any person who was or is recommended to (A) succeed a Continuing Director, or (B) become a director as a result of an increase in the size of the Board, in each case, by a majority of the Continuing Directors then on the Board.

(f) Severance.

(i) In the event the Company terminates Executive's employment, for the reasons set forth in Paragraphs 7(a) or (b), or Executive resigns for Good Reason as set forth in Paragraph 7(d), or after a Change of Control as set forth in Paragraph 7(e): all stock options and restricted shares granted to Executive currently outstanding and not then vested, shall be accelerated and shall immediately become fully vested. In addition, Executive shall be granted a non-qualified stock option to purchase an additional 200,000 shares of Common Stock at the then fair market value of the Company's Common Stock.

(ii) In the event the Company terminates Executive's employment, for the reasons set forth in Paragraph 7(a) or (b); or Executive resigns for Good Reason as set forth in Paragraph 7(d); or within three years of the effective date of a Change of Control (as defined in Paragraph 7(c)) Executive's employment by the Company is terminated without Cause (as defined in Paragraph 7(c)) or Executive resigns for Good Reason: Employer will pay to Executive (or the (Executive's estate, heirs or guardian, as the case may be) a severance benefit. Severance shall be in an amount equal to fifty percent (50%) times the Executive's Base

Salary for the immediately preceding calendar year, plus bonuses paid to Executive for the immediately preceding calendar year (the "Severance Benefit"). The Severance Benefit will be subject to payroll deductions required by law and/or authorized by Executive. The Severance Benefit shall be payable in substantially equal installments on regularly scheduled paydays commencing with the regularly scheduled payday following the effective date of the termination of employment and continuing for 6 months. Should Executive resign where no Good Reason exists, or should Executive's employment terminate pursuant to Paragraph 7(c), Executive shall not be entitled to the Severance Benefit.

(iii) Executive will also be entitled, subject to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the Company's policies, to make a COBRA election to continue the medical and hospitalization benefits referred to in Paragraph 7(a) for Executive, his spouse, and his eligible dependents. In the event Executive elects COBRA coverage, the Executive will reimburse the Company for premium payments made on behalf of Executive to keep medical and/or hospitalization coverage in effect for a period of eighteen (18) months from the effective date of the termination of employment.

(iv) Executive shall have no duty to seek other employment or to engage in self-employment in mitigation of the Severance Benefit and premium reimbursement provided for hereunder, and any compensation which

Executive may receive in the course of any such employment or self-employment shall not reduce the Company's obligations hereunder.

(v) The Executive will have no vested right to make the election provided in subparagraph 7(f)(i) above, unless and until Executive's employment is terminated for the reasons set forth in Paragraph 7(a), (b), (d) or (e) (hereinafter defined as the "Vesting Event"). The Company and the Executive agree that any payments (the "Payments") made to Executive under this Section 7(f) shall be made in the same calendar year as the Vesting Event, or no later than March 15th of the calendar year following the Vesting Event. In the event the Executive resigns for Good Reason as set forth in Paragraph 7(d) or resigns because of a Change of Control as set forth in Paragraph 7(e) and such election the ("Election") occurs later than March 15th of the calendar year following the Vesting Event and the Employee is classified as a "key employee" within the meaning of Code Section 409A at such time, the Payments will not be made until six (6) months following his separation from service from the Company in accordance with the requirements of Code Section 409A. In addition, Full Compensation as defined in Section 3 above shall be paid to Employee on or before March 15th of the calendar year following his separation from service with the Company.

8. Disclosure. Except as may be required or appropriate in connection with Executive's carrying out his duties under this Agreement, Executive will not, without the prior written consent of the Company, or unless otherwise required by law or any legal process, at any

time, directly or indirectly, disclose or furnish to any other person, firm or corporation:

(a) any of the Company's confidential non-public information concerning the methods of conducting or obtaining business, of manufacturing or advertising products, or of obtaining customers;

(b) any of the Company's confidential non-public information acquired by Executive during the course of his employment by the Company, including without limiting the generality of the foregoing, the name of any customers or prospective customers of, or any person, firm or corporation who or which have or shall have traded or dealt with, the Company (whether such customers have been obtained by Executive or otherwise); and/or

(c) any of the Company's confidential non-public information relating to the products, designs, processes, discoveries, materials, ideas, creations, inventions or properties of the Company.

9. Covenants Not to Compete.

(a) During the Term, Executive agrees not to engage, directly or indirectly, in any business which is competitive with the business now, or at any time during the Term, conducted by the Company (the "Competitive Business Activities").

(b) During the Term, or if the Executive is terminated for cause, until the scheduled expiration of the Term, Executive agrees not to directly or indirectly, on behalf of himself or any business in which he may, directly or indirectly, be engaged, recruit, solicit, induce (or attempt to induce), or have any part in, the diversion of any of the Company's employees or sales representatives from their relationships with the Company, or retain or employ any of the Company's employees or sales representatives

(c) In addition, for a period of twelve (12) months after termination of the Executive's employment under this Agreement or any renewal or extension thereof (the "Restricted Period"), for whatever reason, anywhere, Executive will not individually or in conjunction with others, directly engage in Competitive Business Activities other than on behalf of the Company and as agreed by the Company and Executive, whether as an officer, director, proprietor, employer, employee, partner independent contractor, investor (other than as a holder of less than three (3%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise.

(d) For a period of Twenty-Four (24) months after termination of the Executives employment under this Agreement or any renewal or extension thereof (the "Additional Restricted Period"), Executive will not, indirectly or directly, compete with the Company by soliciting, inducing or influencing any of the Company's clients or other entities or individuals which have a business relationship with the Company at any time during the Additional Restricted Period to discontinue or reduce the extent of such relationship with the Company.

During the Additional Restricted Period, Executive will not (a) directly or indirectly recruit or solicit any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (b) employ or seek to employ, or cause to permit any business which engages in Competitive Business Activities, competes directly or indirectly with the Business of the Company (the "Competitive Business") to employ or seek to employ for any Competitive Business any person who is then (or was at any time within six (6) months prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed by the Company.

During the Additional Restricted Period, Executive also will not interfere with, disrupt attempt to disrupt any past or present relationship contractual or otherwise, between the Company and any Company's clients, employees or agents.

(c) Executive shall not at any time, during or after the termination of this Employment Agreement, engage in any business which uses as its name, in whole or in part, InfoByPhone, Inc. or AskMeNow, Inc., or any other name used by the Company, and known by Executive to be so used, during or prior to the Term.

For the purpose of this Paragraph 10, Executive will be deemed directly or indirectly engaged in a business if he participates in such business as proprietor, partner, joint venturer, stockholder, director, officer, lender, manager, employee, consultant, advisor or agent, or if he controls such business. Executive shall not for purposes of this paragraph be deemed a stockholder or lender if he holds less than three (3%) percent of the outstanding equity or debt of any publicly owned corporation engaged in the same or similar business to that of the Company, provided that Executive shall not be in a control position with regard to such corporation.

10. Inventions As between Executive and the Company, all products, designs, processes, discoveries, materials, ideas, creations, inventions and properties, whether or not furnished by Executive, created, developed, invented, or used in connection with Executive's employment hereunder or prior to this Employment Agreement, will be the sole and absolute property of the Company for any and all purposes whatever in perpetuity, whether or not conceived, discovered and/or developed during regular working hours. Executive will not have, and will not claim to have, under this Employment Agreement or otherwise, any right, title or interest of any kind or nature whatsoever in or to any such products, designs, processes, discoveries, materials, ideas, creations, inventions and properties.

11. Arbitration. Any controversy arising out of or relating to this Employment Agreement, including any modification or amendment thereof, shall be resolved by arbitration, by a single arbitrator pursuant to the employment dispute resolution rules then obtaining of the American Arbitration Association. The venue for arbitration shall be in Newport Beach, California. The parties consent to the application of the California or Federal Arbitration Statutes and to the jurisdiction of the Orange County Court of the State of California, and of the United States District Court for the Southern District of California, for judgment on an award and for all other purposes in connection with said arbitration. Judgment upon the written award rendered may be entered by any Court having jurisdiction. Any provisional remedy which, but for this provision to arbitrate disputes, would be available at law, shall be available to the parties hereto pending the final word of the arbitrator.

12. Injunctive Relief. The parties hereto recognize that irreparable damage may result to the Company and its business and properties if Executive fails or refuses to perform his obligations under this Employment Agreement and that the remedy at law for any such failure or refusal may be inadequate. Accordingly, notwithstanding the provisions of Paragraph 12 hereof to arbitrate disputes arising hereunder, it is understood that the Company has not waived its rights to seek any provisional remedies (including, without limitation, injunctive relief) and damages. The institution of any arbitration proceedings shall not bar injunctive relief, or any other provisional remedy, pending the final award of the arbitrators.

13. Absence of Restrictions. Executive represents and warrants that he is not a party to any agreement or contract pursuant to which there is any restriction or limitation upon his entering into this Employment Agreement or performing the services called for by this Employment Agreement.

14. Further Instruments. Executive will execute and deliver all such other further instruments and documents as may be reasonably necessary, to carry out the purposes of this Employment Agreement, or to confirm, assign or convey to the Company any products, designs, processes, discoveries, materials, ideas, creations, inventions or properties referred to in Paragraph 11 hereof, including the execution of all patent, design patent, copyright, trademark or trade name applications.

15. Invalidity and Severability. If any provisions of this Employment Agreement are held invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Employment Agreement, and, to that extent, the provisions of this Employment Agreement are intended to be and shall be deemed severable. In particular and without limiting the foregoing sentence, if any provision of Paragraph 10 of this Employment Agreement shall be held to be invalid or unenforceable by reason of geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to such provisions and shall not affect or render invalid or unenforceable any other provisions of this Employment Agreement, and any such provision of this Employment Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drawn so as not to be invalid or unenforceable.

16. Notices. Any notice required or permitted to be given under this Employment Agreement shall be sufficient if in writing and if sent by registered or certified mail, telegram, or overnight courier as follows:

As to Executive:

Darryl Cohen
InfoByPhone, Inc.
4117 West 16th Square
Vero Beach, FL 32967

As to the Company: InfoByPhone, Inc.
4117 West 16th Square
Vero Beach, FL 32967

with a copy to: Elliot H. Lutzker, Esq.
Robinson & Cole LLP
885 Third Avenue, Suite 2800
New York, NY 10022-4835

or to such other address as either party hereto may designate by notice given in accordance with this Employment Agreement.

17. Assignment. A party hereto may not assign this Employment Agreement or any rights or obligations hereunder without the consent of the other party hereto; provided, however, that upon the sale or transfer of all or substantially all of the assets of the Company, or upon the merger by the Company into, or the combination with, another corporation, this Employment Agreement will inure to the benefit of and be binding upon the person, firm or corporation purchasing such assets, or the corporation surviving such merger or consolidation, as the case may be, and the Company shall require any such person, firm or corporation to expressly assume the Company's obligations and liabilities hereunder. The provisions of this Employment Agreement, where applicable, are binding upon the heirs of Executive and upon the successors and assigns of the parties hereto.

18. Waiver of Breach. Waiver by either party of a breach of any provision of this Employment Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such other party.

19. Material Actions. If the Company becomes a party to any material action or proceeding during the term of this Agreement, the Company agrees to notify the Executive on a timely basis of any material action or proceeding.

20. Entire Employment Agreement. This document, together with the Option Agreement, contains the entire agreement of the parties as to the subject matter hereof and supersedes and replaces all prior oral or written agreements between the parties. This Agreement may not be changed orally, but only by an amendment in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

21. Applicable Law. This Employment Agreement shall be construed, enforced and governed by and under the laws of the State of California, without regard to conflict of laws principles.

22. Separate Counsel. The Executive has been advised and encouraged by the Company to consult with an attorney of his choosing.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

InfoByPhone, Inc

By: Colleen C. Kent
Name: COLLEEN E. KENT
Its: CORPORATE SEC'Y

Darryl Cohen